Exhibit 99.1

FOR IMMEDIATE RELEASE:

GWG Holdings, Inc. to Hold Call to Discuss Third Quarter 2014 Results; Appoints New President and Provides Regulatory Update

Nov. 14, 2014 (Minneapolis, MN) -- GWG Holdings, Inc. (“GWG” NASDAQ: GWGH), announced today that it will hold an informational call to discuss its consolidated results for the quarterly period ending September 30, 2014, at 5:00 pm ET on Monday, November 17, 2014.

The conference call will be broadcast live and can be accessed by dialing (844) 423-9895 (domestic) or (716) 247-5865 (international) and entering passcode 35051974.  Interested parties should call at least ten (10) minutes prior to the call to register.  The company will also provide an online Web simulcast of its conference call.  The Web simulcast will be available online by visiting http://investors.gwglife.com under the Investor Relations section of the website.

The Company’s SEC Form 10-Q was filed with the SEC on Thursday, November 13, 2014, and is available at www.sec.gov.

A telephonic replay of the call will be available through midnight November 24, 2014 by dialing (800) 585-8367 (domestic) or (404) 537-3406 (international) and entering passcode 35051974.

The company also disclosed in its Form 10-Q that it had appointed Michael D. Freedman as its new President. Mr. Freedman, 51, served as the Senior Vice President of Government Affairs at Coventry First, LLC, a participant in the life settlement industry, from June 2002 to December 2013. In January 2014, Mr. Freedman founded Sentinel Solutions, LLC, a strategic provider of services to clients in the life settlement and related industries, including insurance, financial services and other innovative business interests, which he continues to own. Mr. Freedman joined GWG Holdings, Inc. in September 2014 as its Executive Vice President and General Counsel. In connection with the appointment of Mr. Freedman as President, Mr. Steve Sabes was appointed to the position of Executive Vice President of Operations and Servicing.

Finally, the company also disclosed in its Form 10-Q that it received a letter on November 5, 2014, from the staff of the Securities and Exchange Commission, Division of Enforcement, advising the company that its investigation, previously disclosed in a Form 10-Q filed on October 30, 2013, has been closed and that the staff does not intend to recommend any enforcement action by the Commission against the company.

About GWG Holdings, Inc.

GWG and its subsidiaries are engaged in the secondary market of life insurance. GWG, through its subsidiaries, purchases life insurance policies and provides a suite of financial solutions to the rapidly aging demographic of seniors who own life insurance via the secondary market.  The secondary market of life insurance provides consumers with options if they no longer need, want, or can afford their life insurance.  By selling a policy in the secondary market, seniors often receive significantly more value over the cash surrender value offered by insurance carriers.  GWG’s strategy is to provide consumers the inherent value in their life insurance while at the same time financing a large, actuarially diverse portfolio of life insurance policies. For more information about GWG, email: info@gwglife.com, or visit www.gwglife.com.

Contact

GWG Holdings, Inc.

Legal:  Beau Mayfield

Tel:  877.494.2388

Email:  bmayfield@gwglife.com

2